Citigroup Investments Corporate Loan Fund

Announces Board Consideration of Relationship

with TAMIC

NEW YORK – (Business Wire) –February 25, 2005, – Citigroup Investments Corporate Loan Fund Inc. (the “Fund”), which is traded on the New York Stock Exchange under the symbol “TLI,” today announced that its Board of Directors will be considering proposals by Smith Barney Fund Management LLC (“SBFM”), its investment manager, and Travelers Asset Management International Company LLC (“TAMIC”), its sub-investment adviser, regarding the Fund’s relationship with TAMIC as a result of the sale of TAMIC to MetLife, Inc. On January 31, 2005, Citigroup Inc. (“Citigroup”), of which both SBFM and TAMIC are indirect wholly owned subsidiaries, announced that it had reached an agreement with MetLife, Inc. (“MetLife”) to sell Citigroup’s life insurance and annuity businesses (“Travelers Life & Annuity”) to MetLife. As part of this transaction, TAMIC would become an indirect wholly owned subsidiary of MetLife.

The transaction is subject to certain regulatory approvals and other customary conditions to closing. The transaction is expected to close this summer.

Any such proposals will require the approval of the Board of Directors and potentially, the Fund’s shareholders.

Citigroup Investments Corporate Loan Fund Inc., a non-diversified investment management company, is managed by Smith Barney Fund Management LLC, an indirect wholly owned subsidiary of Citigroup Inc.

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Relations:	Edward Giltenan
Head of Public Relations
Citigroup Asset Management
212-559-6746

For more information, please call 1-888-735-6507 or consult the Fund’s web site at www.citigroupassetmanagement.com.